JOINT VENTURE AGREEMENT

Indus Home Limited

Dated as of March 19, 2006

10.	Representations and Warranties		23
	10.1	Representations and warranties of WPH and WPP	23
	10.2	Representations and warranties of IDM	24
	10.3	No Other Representations or Warranties	25

11.	Guarantees		26

12.	Taxes		26
	12.1	General	26
	12.2	Disclaimer	26

13.	Confidentiality and Intellectual Property		26
	13.1	Confidential Information	26
	13.2	Nondisclosure	27
	13.3	Special Provisions as to Certain Information	27
	13.4	Exceptions	27
	13.5	Return of Confidential Information	27
	13.6	Confidentiality of Agreement	28
	13.7	Intellectual Property	28
	13.8	Remedies	28

14.	Dispute Resolution		28
	14.1	Applicability of Arbitration Provisions; Selection of Arbitrators	28
	14.2	Discovery; Hearing	29
	14.3	Decision	30
	14.4	Expenses	30

15.	Miscellaneous		30
	15.1	Binding Effect	30
	15.2	Assignment	30
	15.3	Notices And Other Communications	30
	15.4	Severability	31
	15.5	No Waiver	31
	15.6	Relationship between the Parties	31
	15.7	Expenses	31
	15.8	No Third Party Beneficiaries	31
	15.9	Governing Law	31
	15.10	Certain Rules of Construction	32
	15.11	Counterparts	32
	15.12	Obligation to Act	32
	15.13	Amendment	32

ii

JOINT VENTURE AGREEMENT
Indus Home Limited

THIS JOINT VENTURE AGREEMENT (this “Agreement”), dated as of March 19, 2006, by and between the following parties:

WESTPOINT HOME, INC., a Delaware corporation (“WPH”),

WESTPOINT PAKISTAN, INC., a Delaware corporation (“WPP”), and

INDUS DYEING & MANUFACTURING CO., LIMITED, a public listed company organized under the Companies Ordinance 1984 of Pakistan (“IDM”).

WITNESSETH

WHEREAS:

1.	IDM is a member of the Indus group of companies, consisting of IDM and Sunrays Textile Mills Limited (the “Indus Group”).

2.
Yusuf Textile Mills Limited, another member of the Indus Group (“YTM”), built and commenced operations at a manufacturing facility (together with the equipment located therein, the “Facility”) near Lahore, Pakistan located at 2.5 km Manga Raiwind Road, Manga Mandi, Lahore. The Facility is intended to be used in the production of greige terry cloth and other terry products.

3.
YTM and IDM have taken steps to merge YTM with and into IDM pursuant to and in accordance with the order dated November 29, 2005, of the High Court of Sindh at Karachi, passed in Judicial Miscellaneous Application No. 8 of 2005, pursuant to which the properties, assets, liabilities, powers, licenses, contracts and obligations of YTM vested in IDM.

4.
WPH manufactures and sells, among other things, terry towels and related textile products, has expertise in the terry manufacturing process and is seeking a low-cost source of supply for certain terry products.

5.	WPP is a subsidiary of WPH.

6.
WPP and IDM wish to form a joint venture company to be known as Indus Home Limited that will be organized as a public unlisted company under the Companies Ordinance 1984 of Pakistan (the “Company”).  Company will be jointly owned by WPP and IDM in accordance with the provisions of this Agreement and will own the Facility and manufacture greige and finished terry cloth products (“Terry Products”) and other textile products in Pakistan for sale to WPH and others in accordance with the terms of this Agreement and the Related Agreements (as defined below).

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt, mutuality and adequacy of which is hereby acknowledged, the parties agree as follows.

1.	The Project.

1.1	Purpose. The purpose of this Agreement is to set out the basis on which the parties will

(a)	form Company to own and operate the Facility and manufacture Terry Products and such other textile products as the parties may agree from time to time;

(b)
at such time as WPP and IDM may mutually agree, expand such activities through the construction of additional weaving facilities and the construction and installation of finishing, sewing, yarn production, fabrication, distribution and related manufacturing facilities (the “Additional Facilities”); and

(c)	sell its Terry Products to WPH and, in certain circumstances, to third parties

(all such activities being referred to collectively as the “Project”).

2.	Related Agreements; Timing.

2.1
Related Agreements.  The Project will be implemented and operated in accordance with the terms of this Agreement and the other agreements and documents referred to in this Section 2.1 (collectively, the “Related Agreements”).  This Agreement and the Related Agreements are sometimes hereinafter collectively referred to as the “Project Documents”.

(a)	Company Organizational Documents. The Charter Documents, as described in Section 3.

(b)	Share Issuance Documents. Any share issuance documents of Company required by Pakistani law or by agreement of the parties.

(c)	Facility Purchase Agreement. The Facility Purchase Agreement, as described in Section 4.

(d)	WPH Equipment Purchase Agreement. The WPH Equipment Purchase Agreement, as described in Section 5.

(e)	WPH Supply Agreement. The WPH Supply Agreement, as described in Section 6.

(f)	Yarn Supply Agreement. The Yarn Supply Agreement, as described in Section 7.

2.2
Construction and Interpretation.  The parties acknowledge that the Related Agreements are intended to be consistent with the intent and purpose of this Agreement but agree that to the extent that the provisions of this Agreement conflict with the provisions of any Related Agreement, such Related Agreement will control the relationship of the parties under that Related Agreement.

2.3	Timing.

(a)
IDM Shareholder Approval.  The parties acknowledge that the execution, delivery and performance of this Agreement remains subject to the approval of the Board of Directors and shareholders of IDM.  Promptly after the execution and delivery of this Agreement, IDM will undertake to obtain the approval of its Board of Directors and will use its best efforts to do so by March 31, 2006, and to obtain the approval of its shareholders and will use its best efforts to do so by May 31, 2006.  If either such approval is not obtained by the specified date WPP will have the right, exercisable in its sole discretion, to terminate this Agreement, which right shall be exercised by giving written notice of termination to IDM no later than April 15, 2006, in the case of Board of Directors approval, or June 15, 2006, in the case of shareholder approval.

(b)
Formation.  The Charter Documents shall be filed with the companies registration office at Lahore, Pakistan within ninety (90) days following the execution of this Agreement.  The initial capital contributions by WPP and IDM to Company shall be made as soon as reasonably practicable thereafter, as more fully described in Section 3.4(b) and (c).  Promptly following the execution of this Agreement the parties will complete the preparation of the Related Agreements (it being understood and agreed that the completion, execution, delivery and filing of such documents in a form and on terms satisfactory to each such party is a condition to the obligation of each party to engage in the Closing).

(c)
Pre-Closing Activity of Company.  During the period between the filing of the Charter Documents and the Closing (as defined below), Company will not (i) conduct any business operations, (ii) enter into any material contract or agreement, or (iii) acquire any assets or incur any liabilities, in any case except as may have been expressly approved by the Board (as defined below).  If this Agreement is terminated prior to the Closing, Company will be dissolved.

(d)
Termination Prior to the Closing.  If this Agreement is terminated pursuant to Section 2.3(a) or the Closing shall not have occurred on or prior to July 31, 2006, this Agreement and all obligations of the parties hereunder, except the obligations under this Section 2.3(d) and Sections 13, 14 and 15.7, shall terminate, unless extended by mutual written agreement of the parties; provided, however, that such termination shall not constitute a waiver of any rights any party may have by reason of a breach of this Agreement.

3.	Company.

3.1
Formation.  Company shall be formed as a public unlisted company by the filing of a Memorandum of Association and Articles of Association (collectively, the “Charter Documents”), each in a form mutually agreed by IDM and WPP, with the companies registration office at Lahore, Pakistan.  The initial subscribers for Company shall be the persons designated as the initial Directors of Company as set forth in Section 3.3(b) below.  The registered office of Company shall be located in Lahore, Pakistan unless otherwise agreed in writing by the parties.

3.2
Ownership.  In accordance with the terms of Section 3.4, each of WPP and IDM shall own 50% of the outstanding common stock of Company (for each of IDM and WPP, its “Ownership Percentage”), taking into account any shares held by such party’s director designees.  No shares of stock in Company shall be issued to any party other than WPP or IDM, or the directors designated by them, without the prior written approval of each of WPP and IDM.

3.3	Management.

(a)
Board of Directors.  Company will be managed by a board of directors (the “Board”) and by officers appointed by the Board which will include a Managing Director (the “Managing Director”) appointed in accordance with Section 3.3(d) and a Chief Financial Officer (the “CFO”) appointed in accordance with Section 3.3(e).

(b)
Board Membership.  The Board will consist of six individuals, of whom three members will be appointed by WPP (the “WPP Directors”) and three members will be appointed by IDM (the “IDM Directors”; the WPP Directors and the IDM Directors are referred to collectively as the “Directors”).  The initial WPP Directors shall be Mr. Jeffrey R. Engel, Mr. Thomas M. Lane and Mr. John W. Hurston.  The initial IDM Directors shall be Mr. Shahzad Ahmed, Mr. Kashaf Riaz and Mr. Irfan Ahmed.  The party entitled to appoint a director shall have the power to remove such director, and any vacant directorship on the Board shall be filled by a person nominated by the party entitled to appoint such director.  Each party agrees to vote its shares, and to cause any Director nominated by it to vote, in favor of the appointment of any such replacement Director.

(c)
Chairman of the Board.  WPP shall have the right to designate one of the WPP Directors to serve as the Chairman of the Board for Company (the “Chairman”) and his appointment shall require the approval of the majority of Board.  The Chairman shall have the responsibility for convening and presiding over meetings of the Board.  The Chairman shall also report to the shareholders of Company at all general meetings.  The Board shall have the right to remove the Chairman at any time.  The Chairman may delegate such responsibilities to the Managing Director or any other Director of Company.  The Chairman shall serve in such capacity until WPP designates another WPP Director to act as the Chairman of the Board.  The initial Chairman shall be Mr. Jeffrey R. Engel.

(d)
Managing Director.  IDM shall have the right to designate one of the IDM directors to serve as the Managing Director and his appointment shall require the approval of the majority of the Board.  The Managing Director shall be the chief executive officer of Company, shall be responsible for the day-to-day management and operation of Company and its business, and shall be subject to the supervision and control of the Board.  The Managing Director shall report to the Board.  The Board shall have the right to remove the Managing Director at any time.  Any proposed replacement for the position of the Managing Director will be selected and nominated for such position by IDM but his appointment to the position of the Managing Director will require the approval of a majority of the Board.  In the event the Board does not approve an individual nominated by IDM, IDM shall select another nominee for the consideration of the Board.  The Managing Director shall be appointed from among the three IDM Directors.  If IDM nominates a person to be Managing Director who is not already one of the IDM Directors, then IDM must also indicate which of the existing IDM Directors such nominee would replace, if such nominee is approved by the Board.  The initial Managing Director shall be Irfan Ahmed, who shall serve in that position for an initial term of three years, renewable at the election of the Board.  Subject to the discretion of the Board to impose limits (whether in the form of monetary limits or with respect to types of actions) on the authority of the Managing Director, the Managing Director shall have the following powers and authorities which, for the avoidance of doubt, reflect the initial powers and authorities agreed upon by the parties and are subject to modification by action of the Board of Company:

(i)	to make all decisions with respect to the day to day management of the operations of Company subject to the specific limitations on particular exercise of authority set forth below;

(ii)	to provide for the management of the affairs of Company, either in different parts of Pakistan or elsewhere, in such manner as may be necessary;

(iii)
to approve the purchase of raw materials and consumable spares from any source, foreign or local, which are reasonably expected to be required by Company in the upcoming six (6) months, based on forecasts provided to Company under any Related Agreements;

(iv)	to approve capital expenditures not exceeding US$500,000 for each financial year;

(v)
to approve disposal of any physical assets, other than any land or building, no longer required or economic to use, up to a book value of US$250,000, provided the loss on disposal of such asset does not exceed ten percent (10%) of its book value;

(vi)	to appoint or dismiss all employees of Company other than the CFO;

(vii)
to enter into, approve and sign contracts and to rescind and vary all such contracts and execute and do all such acts, deeds and things in the name and on behalf of Company as may be necessary for the promotion of the objectives of Company, to the extent consistent with delegations of authority proposed by the Managing Director and approved by the Board from time to time;

(viii)	to supervise and coordinate the activities and responsibilities of the CFO; and

(ix)	to coordinate and liaise with governmental departments and/or other authorities in Pakistan, where necessary, to further the business objectives of Company.

In addition, the Managing Director’s responsibilities will generally include the following:

(i)	preparing and presenting to the Board an annual budget and operations plan for each fiscal year,

(ii)	upon approval of the budget and the operations plan, implementing the plan within the constraints of the budget,

(iii)	supervising and directing the operations of Company, including its performance of any contracts with IDM, WPP, WPH or their Affiliated Entities, and any third parties,

(iv)	supervising and directing the employees of Company, and

(v)	reporting periodically to the Board, both in person and in writing.

The Managing Director may delegate certain of his responsibilities to the officers of Company, subject to the approval of the Board.

(e)
Financial Director/Chief Financial Officer.  The CFO shall be the chief financial officer and controller of Company.  The CFO’s duties will include the following, in addition to any others assigned to him or her from time to time by the Board or the Managing Director:

(i)	supervising and controlling the moneys, securities, receipts and disbursements of Company, including keeping or causing to be kept full and accurate records of all receipts of Company,

(ii)	maintaining adequate records of all assets, liabilities and transactions of Company,

(iii)
rendering to the Board, the Managing Director, IDM or WPP, whenever requested, a statement of the financial condition of Company, and rendering a full financial report at the annual general meeting of Company, if called upon to do so, and

(iv)	supervising and coordinating the bank accounts of Company in accordance with the decisions of the Board, including with respect to the signatories of such accounts.

The CFO shall report to the Board and may be replaced by the Board.  The CFO will be an individual selected and nominated for such position by WPP and approved by the Board.  In the event that the Board does not approve an individual nominated by WPP, WPP shall select another nominee for the consideration of the Board.

(f)
Voting Rights of Directors.  Each director will have one vote on all matters requiring the approval or action of the Board, provided that a director may also appoint an alternate director to the extent permitted by the laws of Pakistan to act in his place if he is unable to attend a meeting, in which case such alternate director will exercise the vote held by the director who appointed him (but will not have any additional voting rights).

(g)	Majority Vote. Any action or consent of the Board will require the approval of a majority of the Board, which majority must include the vote of at least two WPP Directors and two IDM Directors.

(h)
Quorum.  A quorum for any meeting of the Board will consist of a majority of the Board (including, where applicable, their alternates), provided that at least two WPP Directors (or their alternates) and two IDM Directors (or their alternates) must be present.

(i)
Shareholders Meetings.  Subject to the requirements of the laws of Pakistan, all actions taken at shareholders meetings of Company shall require the approval of a majority of the shares eligible to vote on any such action.  Quorum for any meeting of the shareholders of Company will consist of at least sixty percent (60%) of the total shares of Company then outstanding.

(j)
Additional Provisions.  The Charter Documents of Company will contain such additional provisions with respect to the management of Company and related matters that are consistent with this Agreement as IDM and WPP may agree and shall, subject to the requirements of Section 3.3(h) above, authorize the conduct of meetings by the Board in person, by teleconference or videoconference and, to the full extent permitted by the laws of Pakistan but always subject to Section 3.3(g), by a resolution in writing.

(k)
Charter Documents.  The parties agree to reflect the provisions set forth in this Section 3.3 in the Charter Documents of Company and to ensure that the provisions of this Agreement and Company’s Charter Documents at all times remain consistent.  If the parties take any action to alter or amend any term or other provision in this Agreement or any of the Charter  Documents, then the parties shall, or IDM and WPP shall cause Company to, take all necessary steps to ensure that any corresponding or identical provision in any other such document is similarly modified.

3.4
Capitalization.  This Section 3.4 sets forth the terms on which Company shall be capitalized, and neither IDM nor WPP shall be permitted or required to make any contributions to Company except in accordance with the following provisions.

(a)	Authorized Capital. The Charter Documents of Company shall establish an authorized share capital of Company of Rs. 10,000,000, divided into 1,000,000 shares of Rs. 10 each.

(b)
Initial Authorized Capital and Preliminary Subscriptions.   The initial authorized capital of Company shall be Rs. 5,000,000, divided into 500,000 shares of Rs. 10 each.  IDM shall pay the registration fee required in connection with the incorporation of the Company with such authorized capital, and Company shall reimburse IDM for such amount following Company’s commencement of business.  The subscribers of Company, who will consist of the IDM Directors and the WPP Directors (the “Individual Subscribers”), will each be issued one (1) share of the stock of Company.  In addition, immediately following the filing of Company’s Charter Documents, the Board shall make a rights issue for 499,994 shares of  Rs. 10 each to the Individual Subscribers.  Each of IDM and WPP shall cause the directors nominated by them to decline the rights offer, and following Company’s receipt of notice that the Individual Subscribers have declined the rights offer, Company shall issue an offer to each of WPP and IDM to purchase 249,997 shares of Rs. 10 each. WPP and IDM shall each purchase such 249,997 shares of Rs. 10 from Company (for IDM, the “Preliminary IDM Shares” and for WPP, the “Preliminary WPP Shares”).

(c)
IDM and WPP Preliminary Equity Contributions.  In full consideration for the issuance of the Preliminary IDM Shares (and the IDM Director Shares), IDM shall pay to Company a subscription price equal to Rs. 2,500,000 (the “Preliminary IDM Subscription Price”), payable in Pakistan rupees, and in full consideration for the issuance of the Preliminary WPP Shares (and  the WPP Director Shares), WPP shall pay to Company a subscription price (the “Preliminary WPP Subscription Price”) in U. S. Dollars (“US$”) equal to the Preliminary IDM Subscription Price.  For purposes of converting the value of WPP’s contribution in U.S. Dollars into Pakistan rupees (or any other conversions from U.S. Dollars into Pakistan rupees or vice versa), such conversion shall be made at the rate of exchange prevailing on the business day that is two (2) business days prior to the date on which shares of Company are allotted by the Board.  For this purpose “rate of exchange” means the relevant rate of exchange on the relevant date obtainable from banks in the Pakistan interbank market as determined by WPP or its designee based on quotes received from, or published by, such banks.

(d)
Commencement of Business.  Upon Company’s receipt of the Preliminary IDM Subscription Price and the Preliminary WPP Subscription Price, the Board shall allot shares to the WPP Directors, the IDM Directors, WPP and IDM as set forth in paragraphs (b) and (c) above.   Following the allotment of the shares by Company’s Board, Company will apply for a certificate of commencement of doing business (a “Certificate of Commencement”) from the appropriate governmental authority.

(e)
Full Capitalization.  As promptly as practicable following the allotment of the shares described in paragraph  (d) above, Company shall seek the approval of  the shareholders of Company to the increase of Company’s authorized share capital to Rs. 1,500,000,000. WPP and IDM (acting in their respective capacity as shareholders of Company) shall vote to approve such increase and shall cause the directors nominated by them to approve such increase.  Following approval of such increase in authorized share capital, the Board shall make a rights issue for 149,500,000 shares of  Rs. 10 to the shareholders of Company.  Each of IDM and WPP shall cause the directors nominated by them to decline such rights offer, and each of WPP and IDM shall purchase an additional 74,750,000 shares of Rs. 10 each from Company (for IDM, the “Additional IDM Shares” and for WPP, the “Additional WPP Shares”).  (The Preliminary IDM Shares and the Additional IDM Shares are referred to collectively as the “IDM Shares” and the Preliminary WPP Shares and the Additional WPP Shares are collectively referred to as the “WPP Shares”).

(f)
IDM and WPP Additional Equity Contributions.  In full consideration for the issuance of the Additional IDM Shares, IDM shall pay to Company a subscription price equal to Rs.  747,500,000 (the “Additional IDM Subscription Price”), payable in Pakistan rupees, and in full consideration for the issuance of the Additional WPP Shares, WPP shall pay to Company a subscription price (the “Additional WPP Subscription Price”) in US$ equal to the Additional IDM Subscription Price (following the currency conversion specified in paragraph (c) above).

(g)
Additional Capitalization and Execution of Related Agreements.  Upon Company’s receipt of the Additional IDM Subscription Price and the Additional WPP Subscription Price, the Board shall allot the Additional IDM Shares and the Additional WPP Shares to IDM and WPP, respectively, as set forth in paragraphs (e) and (f) above; provided, that the parties intend that payment of  the Additional WPP Subscription Price and the Additional IDM Subscription Price shall be made simultaneously with, and is conditional upon, the initial borrowing under Company’s Loan Agreement (as defined below) and the consummation of the transactions contemplated in the Related Agreements, which Related Agreements shall be satisfactory to the parties (the “Closing”).

(h)
Capitalization With Debt. During the period between the issuance of the Certificate of Commencement and the Closing, IDM and WPP shall cause Company to enter into a loan agreement with one or more banks located in Pakistan or other international banks, pursuant to which Company will obtain a loan facility of not less than US$36,000,000 (the “Loan Agreement”).  The parties intend that any such debt will have a seven (7) year term, or such other term as the parties agree in writing, and will be secured by Company’s fixed assets.  The closing of the Loan Agreement and the initial borrowing by Company thereunder shall occur simultaneously with the Closing, as detailed in paragraph (g) above.

(i)
Subsequent Capitalization.  If the parties agree that the Facility should be expanded, or that Additional Facilities or equipment should be constructed or purchased, they will consult with each other for the purpose of agreeing on the amount of additional capital needed and the appropriate portions that should be represented by debt and equity.

(j)
Subsequent Capitalization With Equity.  Subject to the provisions of paragraph (i) above, no additional equity contributions will be made to Company, either voluntarily or as a result of a capital call, without the consent of both WPP and IDM.  Any additional equity contributions by either WPP or IDM shall be in equal amounts, consistent with the provisions of paragraphs (b) and (e) above.

(k)
Subsequent Capitalization With Debt.  Subject to the provisions of paragraph (i) above, neither WPP nor IDM, nor any of their Affiliated Entities (as defined below), will be required or permitted to make any loans or advances to Company except as follows:

(i)	loans and advances expressly approved by both IDM and WPP, and

(ii)
outstanding amounts owed by Company to IDM or WPP or their respective Affiliated Entities (as defined below) in accordance with the terms of any agreement approved by the Board and under which Company receives goods or services in the ordinary course of business.

(l)
Additional Shareholders.  Except as expressly provided in Section 3.4(d) and 3.4(g), the parties agree to cause Company not to issue any shares of capital stock of Company to WPP or IDM (or any Permitted Transferee) or, except for Directors’ Shares, to any person other than WPP or IDM (or any Permitted Transferee (as defined in Section 3.5(c)), in either case without the prior written approval of both WPP and IDM.  If WPP and IDM (or any Permitted Transferee) consent to such an issuance, Company must obtain an undertaking, in writing, from the recipient of such shares by which such recipient agrees to be bound by the terms and conditions of this Agreement and the Related Agreements as described in Section 3.5(a).

(m)
Affiliated Entity.  If either WPP or IDM uses any Affiliated Entity to acquire shares of capital stock of Company, it will provide adequate assurances to the other party with respect to the obligations of such Affiliated Entity to subscribe for any such shares or to make capital contributions or loans to Company in accordance with the terms of this Agreement.  For purposes of this Agreement, “Affiliated Entity” shall mean, as to any party, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with  the specified party, and for the purposes of this definition means the ownership of twenty-five percent (25%) of the voting rights attached to shares or other equity interests in an entity; provided, that ownership interests held by members of the family of Mian Mohammed Ahmed shall be aggregated for the purpose of calculating the percentage held.

(n)
Other Provisions.  The Charter Documents of Company will contain such additional provisions with respect to the capitalization of Company and the distribution of income and related matters that are consistent with this Agreement as the parties may agree.  The parties will take all necessary action to ensure that any shares of Company capital stock issued to individual directors will be subject to appropriate and customary trust documents, restrictive covenants or other arrangements to ensure the transfer of those shares to WPP or IDM (as the case may be) or its designee if the holder ceases to be a director.

3.5	Stock Transfers.

(a)
Restrictions on Transfers.  Except as expressly permitted in this Agreement, neither WPP nor IDM, nor any successor of either (each, a “Principal Shareholder”) shall, directly or indirectly, sell, transfer, assign, give, bequeath, devise, donate, exchange, pledge, hypothecate, encumber, distribute or otherwise dispose of, either voluntarily or by operation of law (in any case, a “Transfer”), all or any part of its or his shares of stock of Company or any rights or legal or beneficial interests therein, whether now owned or hereafter acquired, for a period of five (5) years from the Closing; provided that, subject to the provisions of Sections 9.3 and 9.6, if any Principal Shareholder (a “Selling Shareholder”) wishes to Transfer its shares in Company prior to the expiration of the five (5)-year period, the following procedures will apply.

(i)
The Selling Shareholder shall notify the other party of its election to sell its shares and the non-Selling Shareholder shall have the right to purchase all, but not less than all, of the shares of the Selling Shareholder (including any Directors’ Shares held by directors appointed by the Selling Shareholder) at a price equal to (A) the product of 0.80 multiplied by the Ownership Percentage of the Selling Shareholder, multiplied by (B) the fair market value of the assets of Company (after taking into account all of Company's liabilities) as determined by an internationally recognized investment bank or other financial advisor (acting as an expert and not as an arbitrator) appointed with mutual agreement of the parties, or if the parties are unable to agree, appointed by the President of the Institute of Chartered Accountants in England and Wales (having been requested by either party to make such appointment) (the “Financial Expert”).  Such expert’s costs shall be payable by the Selling Shareholder.

(ii)
If the non-Selling Shareholder does not elect to purchase the shares within one hundred twenty (120) days of the receipt of such notice, the Selling Shareholder shall be entitled to sell its shares in Company, and to assign its rights and transfer its obligations under this Agreement or the Related Agreements, to a third party, without being required to follow the procedures set out in paragraph (d) below; provided, that such sale is (A) at the same or a higher price than that offered to the non-Selling Shareholder; and (B) undertaken within ninety (90) days after the termination of the one hundred twenty (120) day period stipulated above.  If the shares are offered by the Selling Shareholder to a third party at a lower price than the price offered to the non-Selling Shareholder or are not transferred to a third party within the stipulated ninety (90) day period, the non-Selling Shareholder shall again have the option to exercise its right of first refusal before any such shares held by the Selling Shareholder may be sold or otherwise Transferred.

(iii)
If the non-Selling Shareholder gives timely notice of its election to purchase the Selling Shareholder’s shares (which notice shall be irrevocable), then the parties will complete such sale and implement the assignment and assumption of the Selling Shareholder’s rights and obligations under this Agreement or any Related Agreements, within ninety (90) days after the date of such notice.

Any transfer in violation of the terms of this Agreement shall be null and void and without any force or effect.  Any shares transferred by a Principal Shareholder shall remain subject to the same restrictions that were applicable to such shares while they were held by such Principal Shareholder.  Prior to consummation of any Transfer subject to this Agreement, the transferring Principal Shareholder shall cause the transferee to execute a joinder agreement (a “Joinder”), and the Principal Shareholders shall cause Company to execute the same.  Any such transferee shall agree to be bound by the terms and conditions of this Agreement in the Joinder.

(b)	Director Shares.

(i)
Background.  In order to comply with the requirements of Pakistan law, each individual appointed as a director of Company (each, a “Director Shareholder”) shall be sold and issued one share of the capital stock of Company (each, a “Director Share” and collectively, the “Director Shares”).  Simultaneously with and as a condition to the issuance of a Director Share to a Director Shareholder, each Director Shareholder shall execute and deliver to Company an Acknowledgement and Declaration of Trust, a Share Transfer Deed and a Waiver of Dividends with respect to the Director Share (collectively, the “Trust Documents”) pursuant to which such Director Shareholder acknowledges that the Director Share issued to him and any dividends or other amounts accruing with respect to such Director Share are held in trust by him and agrees to transfer such Director Share upon the direction of the party nominating him as a director.

(ii)
Restrictions on Transfer.  No Director Shareholder shall be entitled to Transfer all or any part of the Director Shares except as provided in the Trust Documents executed by him.  WPP and IDM shall each cause the persons designated by them to serve as  directors to execute and deliver the Trust Documents, in the form agreed upon by Company, IDM and WPP, and shall each take all necessary actions to ensure that at any time a Director Shareholder ceases to be a director of Company, whether voluntarily, involuntarily or by the death of such Director Shareholder, all of the Director Shares held by such Director Shareholder shall be Transferred to such Director’s replacement on the Board of Company.

(c)
WPP Shares and IDM Shares.  Notwithstanding Section 3.5(a), each of WPP and IDM may transfer the shares of capital stock of Company owned by it to its Permitted Transferees (as hereinafter defined); provided, that no such Transfer shall be effective unless the proposed transferee (i) accepts in writing all the terms and provisions of this Agreement through execution of a Joinder and (ii) has paid all reasonable expenses in connection with becoming a Principal Shareholder of Company.  WPH agrees that so long as WPP (or any subsequent Permitted Transferee of WPP) is the owner of the WPP Shares, WPP or such Permitted Transferee will remain an Affiliated Entity of WPH, provided that this provision will not restrict WPH’s right to transfer all or any part of the equity interests in WPP or such Permitted Transferee in connection with a sale of the terry cloth and toweling operations of WPH, whether to a purchaser of the shares of WPH, a successor by merger, an acquirer of all or substantially all of such assets or otherwise.

As used in this subsection (c), “Permitted Transferee” means, with respect to WPP, any Affiliated Entity of WPP, and with respect to IDM, another member of the Indus Group, provided, that not less than fifty-one percent (51%) of the outstanding capital in that entity is owned by individuals who are actively involved in the management and operations of textile businesses in Pakistan and are members of the family of Mian Mohammed Ahmed.  Any Permitted Transferee shall be treated as if it has assumed the position of the transferor with respect to the ownership of the capital stock of Company.

(d)
Transfers by Principal Shareholders.   Subject to Section 3.5(a), if any Selling Shareholder wishes to enter into a transaction with any third party (other than a transaction with a Permitted Transferee under subsection (c)) for the sale of all, but in no event less than all, of its shares in Company (the “Offered Shares”) to such third party, the non-Selling Shareholder shall have the right of first refusal to purchase such shares on the terms and conditions set forth herein.

(i)
Notice of Proposed Transfer.  Upon receipt of a firm offer from a third party setting forth the price and other relevant terms of sale, which offer the Selling Shareholder intends to accept, the Selling Shareholder shall deliver to the non-Selling Shareholder a written notice (the “Notice”) stating: (i) such Selling Shareholder’s bona fide intention to sell or otherwise Transfer the Offered Shares; (ii) the name of each proposed purchaser or transferee; and (iii) the cash price and other consideration for which such Selling Shareholder proposes to Transfer the Offered Shares, and such Selling Shareholder shall offer to the non-Selling Shareholder the Offered Shares at the same consideration as offered to the proposed transferee.

(ii)
Exercise of Right of First Refusal. At any time within one hundred twenty (120) days after receipt of the Notice, the non-Selling Shareholder may, by giving written notice to the Selling Shareholder, elect to purchase all but not less than all of such Offered Shares, at the purchase price determined in accordance with subsection (iii) below.

(iii)
Purchase Price.  The purchase price for the Offered Shares purchased by the non-Selling Shareholder shall be the same purchase price as the price offered by the proposed transferee. If such price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Company in good faith or, in the event the Board cannot agree on a cash equivalent value, by an independent appraiser mutually agreed upon by the Selling Shareholder and the non-Selling Shareholder or other Financial Expert.

(iv)
Payment. Payment of the purchase price shall be made within thirty (30) days after the expiration of the one hundred twenty (120)-day period set forth above or in the manner and at the times mutually agreed upon by the Selling Shareholder, the non-Selling Shareholder and Company.

(v)
Selling Shareholder’s Right to Transfer.  If the Offered Shares proposed to be Transferred are not purchased by the non-Selling Shareholder within the one hundred twenty (120)-day period set forth above, the Selling Shareholder may sell or otherwise Transfer all of such Offered Shares to the proposed transferee at the price offered to the non-Selling Shareholder or at a higher price, provided that such sale or other transfer is (A) consummated within ninety (90) days after the termination of the one hundred twenty (120)-day period following receipt of the Notice, (B) effected in accordance with the terms of this Agreement and all Related Agreements, and (C) effected in accordance with any applicable laws of Pakistan, and if prior to such Transfer, such third party executes and delivers to Company, for the benefit of Company and all Shareholders, a Joinder.  If the Offered Shares described in the Notice are not transferred to the proposed transferee within such ninety (90)-day period, a new Notice shall be given to the non-Selling Shareholder and it or he shall again be offered a right of first refusal pursuant to this Agreement, before any shares held by the Selling Shareholder may be sold or otherwise Transferred.

(vi)
Closing. The closing of any purchase and sale of any shares pursuant to this Section 3.5 shall take place at the offices of Company, or such other location as the parties to the sale may agree, on such date as shall be agreed by such parties.  At the closing of such purchase and sale, the Selling Shareholder shall deliver certificates or other instruments, as applicable, evidencing the Offered Shares being sold, duly endorsed or accompanied by written instruments of transfer in a form reasonably satisfactory to the purchaser thereof, duly executed by the Selling Shareholder, free and clear of any adverse claims and liens, and the transferee shall deliver the purchase price and an executed Joinder.

3.6	Operations and Accounting Matters.

(a)	Company will be responsible for the operation of the Facility and any Additional Facilities in compliance with the laws of Pakistan and Company’s contractual obligations.

(i)
Unless otherwise agreed, except for tasks customarily performed by independent contractors, and except for any employees that are engaged on a contract basis through a recognized labor contractor, the labor force used in the operation of Company’s business, including management and supervisory personnel, will be employees of Company.

(ii)	Operational control of all Company’s activities will be exercised by its management and not by its shareholders, except to the extent set forth in this Agreement.

(iii)
In addition to any applicable legal requirements under Pakistan or US law, the Board will adopt, and Company will comply with, such policies relating to the protection of the environment, health and safety of workers, and employment of minors that are consistent with any legal or contractual obligations, whether arising under applicable law, the laws of Pakistan, agreements or customer policies, as may from time to time be imposed upon WPP or its Affiliated Entities (or their successors) in connection with the sale in the United States or elsewhere of products produced by Company, including but not limited to the WPH Sourcing Policies for Imported Merchandise, as amended from time to time, a copy of which is attached hereto as Schedule 3.6(a).

(b)
Company’s production schedule, including the type and quality of product runs, will be established and modified from time to time as necessary in order to enable Company to meet its supply obligations to WPH under the WPH Supply Agreement (see below).

(c)
Both IDM and WPH will provide technical assistance to Company pursuant to technical assistance agreements to be negotiated among the parties and which shall become effective as of the Closing.  Subject to limits to be agreed by IDM and WPH, technical assistance will be provided without charge to Company.

(d)
The parties shall cause Company to provide WPH and its Affiliated Entities office space and facilities (including access to telephone, computer and related business systems) with separate access from other occupants of the space, including offices occupied by Company’s management, which space shall be sufficient to accommodate no fewer than ten (10) executives and representatives of WPH and its Affiliated Entities and shall include reasonable conference and meeting room facilities.  The parties contemplate that such space shall comprise approximately two hundred thirty-three (233) square meters.  Such space will be provided rent-free for the first year following the Closing and thereafter at an annual rental to be agreed between the parties based on prevailing rates for comparable space.  In addition, WPH agrees that it shall be responsible for the costs of all utilities used by it and any Affiliated Entities in respect of such office space and that it will enter into appropriate arrangements with Company with respect to payment of such costs.

(e)           The fiscal year of Company shall end on June 30.

(f)	Unless otherwise agreed between WPP and IDM, the auditors of Company will be Anjum Asim Shahid Rahman, the accounting firm based in Pakistan that is affiliated with Grant Thornton.

(g)
Company’s financial accounts will be maintained in accordance with generally accepted accounting principles applicable in Pakistan; provided that Company will also prepare financial statements in accordance with US generally accepted accounting principles to the extent required in order to comply with the financial and accounting controls applicable to WPP or its successor.  Each party will be entitled to require Company to provide to it all such information as may be required for the purposes of the preparation of their respective accounts in accordance with such generally accepted accounting principles and the requirements of the law applicable in their respective jurisdictions.  Any such information furnished by Company shall be provided to both WPP and IDM, regardless of which party requested such information, and each party will be entitled to receive all such information relating to the affairs of Company as may be requested at any time and from time to time.  Company will provide to the parties regular and periodic reports on the business, operations and financial and other affairs of Company, including without limitation a balance sheet, income statement and statement of cash flows prepared in accordance with generally accepted accounting principles in Pakistan and the United States, which shall be distributed to the parties on a monthly basis, in arrears.

(h)	Company shall keep its funds separate from those of any other person and shall maintain its own depository, banking and similar accounts.

(i)
The parties agree to ensure that Company’s information systems are compatible with WPH’s information systems and are capable of handling Electronic Data Interchange (EDI) transactions, including electronic transfer of design patterns and similar items.  WPH will have the right to approve all information systems used by Company in connection with the design, manufacturing, inventory, distribution of products and logistics, including storage, packaging and labeling.  WPH will assist Company in the design, installation and start-up of Company’s technology infrastructure pursuant to agreements to be negotiated among the parties, which will compensate WPH for costs incurred by WPH.  The annual operating budget of Company will take these requirements into account.

(j)
WPP and IDM will develop a mutually acceptable plan for the expansion of the Facility by the construction of Additional Facilities, which will include approximately fifty (50) to sixty-five (65) additional looms, for a total of approximately one hundred ten (110) looms, as well as dyeing, finishing, distribution and yarn manufacturing activities.  This plan will include agreed deadlines for (A) completion, commissioning and commercial production and (B) standards for determining the quality of the additional products manufactured or services provided at the Additional Facilities.

(k)
Except for the transactions between the parties reflected in the WPH Supply Agreement and the other Project Documents, any transactions or agreements between Company and any of its Affiliated Entities, including WPP, WPH and members of the Indus Group, will be entered into on an arms’ length basis, upon terms that are no less favorable to Company than would apply in a transaction with a person or entity that is not an Affiliated Entity, or that are fully disclosed to and approved by the Board.

3.7
Compliance with Laws Regarding Payments.  The parties agree that neither Company nor its officers or directors, nor anyone for whose acts or defaults Company may be vicariously liable or anyone acting on behalf of any of them, including any party hereto, shall make any payments in violation of applicable laws of Pakistan in connection with or in any way relating to or affecting this Agreement or the business to be carried on by Company nor shall such persons make any payments in violation of the Business Ethics Policy of WPH.  In addition, the parties acknowledge that the laws of the United States of America, including the Foreign Corrupt Practices Act, prohibit any direct or indirect payment of money or anything of value to any governmental official, international organization, political party or candidate for political office for the purpose of obtaining or retaining business.  The parties represent and warrant to each other that in the performance of their obligations under this Agreement or otherwise in connection with this Agreement they have not made and agree that they will not make any such prohibited payment, and they will cause Company not to make any such prohibited payment.

4.	Sale of the Facility.

4.1
General.  During the period between the issuance of the Certificate of Commencement and the Closing, IDM shall, and IDM and WPP shall cause Company to, enter into a facility purchase and sale agreement (the “Facility Purchase Agreement”), in a form mutually agreed upon by IDM and WPP, pursuant to which Company will purchase the Facility, and no less than forty (40) acres of real property (the “Property”), which shall include the real property on which the Facility is located and approximately 35 acres of additional real property adjoining the Facility to accommodate any Additional Facilities that have been discussed or constructed by the parties.  The purchase of the Facility shall include all of the fixtures, plant, equipment, systems, supplies and spare parts associated with the Facility, as specifically identified in the exhibits to the Facility Purchase Agreement.  The transactions contemplated in the Facility Purchase Agreement shall be consummated at the Closing.

4.2
Purchase Price.  As more fully described in the Facility Purchase Agreement, the purchase price for the Facility shall be the book value as determined in accordance with the records of IDM and approved by WPP (which is estimated to be approximately seventeen million United States dollars (US$17,000,000)), and the purchase price for the Property shall be forty thousand United States dollars (US$40,000.00) per acre.

5.	Sale of WPH Equipment.

5.1
General. During the period between the issuance of the Certificate of Commencement and the Closing, WPH shall, and WPP and IDM shall cause Company to, enter into an equipment purchase and sale agreement in a form mutually agreed upon by the parties hereto (the “WPH Equipment Purchase Agreement”) pursuant to which Company will, if feasible, purchase looms and other textile manufacturing equipment previously in service in WPH facilities in the United States and offered by WPH to Company.  The transactions contemplated in the WPH Equipment Purchase Agreement shall be consummated at the Closing.

5.2
Purchase Price.  Subject to any additional or different terms approved by the Board of Company, and as more fully described in the WPH Equipment Purchase Agreement, the purchase price for any used equipment of WPH shall be in accordance with the costs set forth in more detail in the WPH Equipment Purchase Agreement  (the “WPH Equipment Value”).

5.3
Alternate Form of Transfer.  If  WPP and IDM mutually agree, the purchase price for the Facility or for any Additional Facilities or any equipment may be financed through asset purchase loans or other seller financing on terms agreeable to all of WPP, IDM and Company.

6.
WPH Supply Agreement.  During the period between the issuance of the Certificate of Commencement and the Closing, WPH shall, and IDM and WPP shall cause Company to, execute the WPH Supply Agreement pursuant to which WPH will purchase the Terry Products from Company, in a form mutually agreed upon by the parties hereto (the “WPH Supply Agreement”), which agreement shall become effective as of the Closing.

7.
IDM Yarn Supply Agreement.  IDM or, if agreed, another member of the Indus Group, will be given the right of first offer to supply Company with yarn, provided that if Company is able to obtain yarn on better price, quality or delivery terms from any other source, Company will purchase yarn from such source.  To the extent the parties agree on the terms, IDM or the relevant member of the Indus Group shall, and IDM and WPP shall cause Company to, execute a yarn supply agreement (the “Yarn Supply Agreement”), which agreement may become effective as of the  Closing or such time thereafter as the parties shall agree.

8.
Restrictions on the Activities of WPP, WPH and IDM.  In addition to any other restrictions contained in the Project Documents, the parties will be subject to the following restrictions on their activities in competition with  Company:

8.1         Activities of IDM.

(a)	Neither IDM nor any other member of the Indus Group, nor any of their Affiliated Entities, will

(i)	manufacture, sew or finish Terry Products or other home textile products that compete with or are similar to those manufactured by Company (e.g. towels, bathrobes and terry bathmats),

(ii)
own any interest in, directly or indirectly, or otherwise participate in, directly or indirectly, any entity other than Company that is involved in any aspect of the manufacturing, sewing or finishing processes for Terry Products or other home textile products that compete with or are similar to those manufactured by Company (e.g. towels, bathrobes and terry bathmats),

(iii)	participate, directly or indirectly, in any other textile manufacturing, sewing or finishing activity that competes with or is similar to that undertaken by Company, or

(iv)	solicit any employees of Company;

provided, that the restrictions contained in this Section 8.1(a) shall not prohibit IDM or any other member of the Indus Group or any Affiliated Entity from manufacturing any products or carrying on any business currently conducted by IDM or such member of the Indus Group or Affiliated Entity.

(b)
Without limiting the restrictions in Section 8.1(a) above, for a period of thirty (30) months from the Closing, neither IDM nor any member of the Indus Group shall undertake any home textile products manufacturing or finishing activities (excluding yarn production and other textile products currently being marketed by IDM or such member of the Indus Group) without the consent of WPP.  WPP has the right to withhold consent or require that such activities be undertaken through Company or a similarly established joint venture arrangement on terms substantially similar to those that apply to the Project (or a similar project).  If after such thirty (30) month period, IDM or any member of the Indus Group wishes to engage in home textile products manufacturing or finishing activities other than those described in Section 8.1(a) (excluding yarn production and other textile products currently being marketed by IDM or that member of the Indus Group), then IDM or such member of  the Indus Group shall notify WPP of its intentions.  WPP shall have the right to require that such activities be undertaken through Company or a similarly established joint venture arrangement on terms substantially identical to those that apply to the Project (or a similar project).  Subject to the restrictions in Section 8.1(a) above, if WPP does not elect to require that such activity be conducted through the Project (or a similar project) within sixty (60) days of its receipt of notice from IDM or another member of the Indus Group, then IDM or such member of the Indus Group will be permitted to engage in such activity without the participation of WPP or Company.

8.2         Activities of WPP and WPH.

(a)
If WPH wishes to engage in textile manufacturing or finishing activities related to Terry Products in Pakistan in greater quantities than those contemplated by the WPH Supply Agreement (including those contemplated by Section 1) or if either WPP or WPH wishes to engage in new textile manufacturing or finishing activities related to Terry Products other than those then engaged in by Company, it will notify IDM.  IDM will have a right of first refusal with respect to the conduct of such activity in cooperation with WPP or WPH, as the case may be, either through Company or through another joint venture arrangement on terms substantially identical to those that apply to the Project (or a similar project); provided that WPH’s obligation to notify IDM and IDM’s right of first refusal shall not apply if Company has breached any of the material requirements of the WPH Supply Agreement, including any WPH requirements with respect to timeliness, quality or cost competitiveness. If IDM does not elect to require that such activity be conducted through the Company or another joint venture arrangement within sixty (60) days of its receipt of notice from WPP or WPH, then WPP or WPH, as the case may be, will be permitted to engage in such activity without the participation of IDM or Company. Such right of first refusal shall not apply to any additional orders under, or renewals of, any existing manufacturing or supply programs in which WPH is a participant in Pakistan, which current programs shall be identified in an exhibit to the WPH Supply Agreement (the “Existing Relationships”).  IDM acknowledges and agrees that WPH currently has Existing Relationships in Pakistan with other persons and entities with respect to non-terry product textile manufacturing and finishing activities (“Non-Terry Activities”) and will continue to explore and enter into such relationships throughout the Project Term.  WPH will have no obligation to conduct such Non-Terry Activities through Company or otherwise in conjunction with IDM.

(b)
Except as set forth in Section 8.2(a) above, neither WPP nor WPH will be restricted from purchasing textile products, including Terry Products, from any other vendor in or outside of Pakistan; provided that Company will have a right of first refusal to sell to WPP or WPH, upon the same price, quality and delivery terms, any Terry Products and other home textile products purchased by WPP or WPH in Pakistan that are of the type and quality manufactured by Company or capable of being manufactured by Company without additional capital contributions by either WPP or IDM or capital expenditures in excess of US$1,000,000 by Company; provided that Company’s right of first refusal shall not apply if Company has breached any of the material requirements of the WPH Supply Agreement, including any WPH requirements with respect to timeliness, quality or cost competitiveness.  If Company does not elect to sell such products to WPP or WPH on such price, quality and delivery terms within sixty (60) days of its receipt of notice from WPP or WPH, then WPP or WPH, as the case may be, will be permitted to purchase such products from any other vendor. Such right of first refusal shall not apply to any additional orders under, or renewals of, any Existing Relationships.

9.	Term and Termination.

9.1
Term.  Subject to Sections 9.3 and 9.6, the Project will have an initial term of ten (10) years (the “Project Term”), at the end of which time the Project Term will be extended for an additional ten (10) years, unless either IDM or WPP notifies the other no later than the end of the ninth (9th) year of the Project Term that it does not wish to extend the Project Term.

9.2
End of Project Term.  If either IDM or WPP has notified the other pursuant to Section 9.1 that it does not wish to extend the Project Term, or if required pursuant to Section 9.6(b), the following provisions (the “Buy-Sell Procedures”) will apply.

(a)
WPP Right to Initiate Buy-Sell.  No later than the 180th day before the end of the Project Term, or within 20 days following the occurrence of the 9.6(b) Date (as defined in Section 9.6), as applicable, WPP will give written notice (the “Buy-Sell Notice”) to IDM, which either

(i)	specifies a price per share in US$ (the “WPP Specified Price”) and is an unconditional offer by WPP to either

(A)	purchase all shares of the Company held by IDM (or any successor), including any Director Shares held by any person appointed by IDM (or such successor) at the WPP Specified Price, or

(B)	sell to IDM all shares of the Company held by WPP (or any successor), including any Director Shares held by any person appointed by WPP (or such successor) at the WPP Specified Price, or

(ii)	requires IDM to specify a price per share in US$ (the “IDM Specified Price”) and make an unconditional offer to WPP to either

(A)	sell to WPP all shares of the Company held by IDM (or any successor), including any Director Shares held by any person appointed by IDM (or such successor) at the IDM Specified Price, or

(B)	purchase all shares of the Company held by WPP (or any successor), including any Director Shares held by any person appointed by WPP (or such successor) at the IDM Specified Price.

(b)	IDM Response to Buy-Sell Notice. Upon receipt of a Buy-Sell Notice from WPP, IDM shall respond to WPP within thirty (30) days as follows.

(i)	If the Buy-Sell Notice from WPP constituted an offer as contemplated by Section 9.2(a)(i), then IDM shall give to WPP a written election to either

(A)	purchase all shares of the Company held by WPP (and the WPP Director Shares), in which case IDM will purchase the WPP shares (and the WPP Director Shares), or

(B)	sell all shares of the Company held by IDM, in which case WPP will purchase the IDM shares (and the IDM Director Shares),

in either case upon the terms set out in the offer made pursuant to Section 9.2(a)(i), and delivery of such election shall be deemed to be an acceptance of such offer and shall constitute a legally binding agreement to perform the obligations pursuant to such election.

(ii)
If the Buy-Sell Notice from WPP required IDM to make an offer as contemplated by Section 9.2(a)(ii), then IDM shall deliver to WPP a written notice containing an offer in accordance with Section 9.2(a)(ii).

(c)	WPP Response to Buy-Sell Offer. Upon receipt of an offer from IDM pursuant to Section 9.2(a)(ii), within thirty (30) days WPP shall give to IDM a written election to either

(A)	purchase all shares of the Company held by IDM (and the IDM Director Shares), in which case WPP will purchase the IDM shares (and the IDM Director Shares), or

(B)	sell all shares of the Company held by WPP, in which case IDM will purchase the WPP shares (and the WPP Director Shares),

in either case upon the terms set out in the offer made pursuant to Section 9.2(a)(ii), and delivery of such election shall be deemed to be an acceptance of such offer and shall constitute a legally binding agreement to perform the obligations pursuant to such election.

(d)
Terms of the Offer.  Any Buy-Sell Offer made by either WPP or IDM pursuant to this Section 9.2 will have no terms other than the purchase price, except that the purchase may be made by the offering party or a wholly-owned subsidiary of the offering party (the “Purchaser”).  For the purposes of this Agreement, an offer contemplated by either Section 9.2(a)(i) or  Section 9.2(a)(ii) is defined as a “Buy-Sell Offer”.

(e)
Closing and Date of the Closing.  The closing (the “Buy-Sell Closing”) of any purchase and sale under this Section 9.2 will take place no later than the 30th day following the date on which the relevant Buy-Sell Offer is accepted (the “Buy-Sell Closing Date”); provided, however, that the Buy-Sell Closing Date will be extended to the extent necessary to secure any required governmental approval or consent so long as the person requiring such approval or consent diligently pursues the same and every thirty (30) days during such extension delivers to the other shareholder a certificate that such approval is being diligently pursued.

(f)	Deliveries at the Closing. At the Buy-Sell Closing,

(i)	the Purchaser will pay to the selling party (the “Seller”) the full amount of the purchase price in cash in US$ for the Seller’s shares in immediately available funds,

(ii)	the Purchaser will deliver to the Seller the documentation that the Purchaser is to deliver under Section 9.2(h), and

(iii)	the Seller will deliver the documentation that the Seller is required to deliver under Section 9.2(g).

(g)	Seller Deliveries. At the Buy-Sell Closing, the Seller will deliver to the Purchaser or its designee the following executed documentation, in a form reasonably acceptable to the Purchaser:

(i)	certificates representing its shares, together with all necessary transfer documentation;

(ii)	the resignation of each of its designees who are acting as Directors or Officers;

(iii)
a representation and warranty by the Seller that its shares and all indebtedness owed to it by the Company are free and clear of all liens whatsoever, which representation and warranty will survive the Buy-Sell Closing forever;

(iv)	a general release of all claims against the Company and the Purchaser relating to Company matters; and

(v)	such other documentation as the Purchaser may reasonably require in order to vest in the Purchaser full right, title and interest in and to the shares of the Seller.

(h)	Purchaser Deliveries. At the Buy-Sell Closing, the Purchaser will deliver to the Seller:

(i)	the purchase price determined in accordance with this Section 9.2, subject to the following:

(A)
If the Seller owes money to the Company, then the purchase price payable to the Seller will be reduced by the amount of the unpaid principal and accrued but unpaid interest of such indebtedness and such amount will be paid by the Purchaser to the Company.

(B)
If the Company owes money to the Seller, then the Company will pay the Seller the unpaid principal and accrued and unpaid interest of such indebtedness simultaneously with payment of the purchase price; and

(ii)
a general release of all claims against the Seller by the Company and the Purchaser relating to Company matters, except for claims arising from the unauthorized actions of the Seller in respect of the Company that have not been disclosed to the Purchaser and except for the continuing obligations of the Seller under this Agreement or any Related Agreement with respect to confidentiality and competition.

(i)
Failure to Complete Buy-Sell.  If either party (“Party A”) is required to purchase the other party’s (“Party B”) shares pursuant to a Buy-Sell Offer and fails, for any reason, other than a failure by Party B to comply with the terms of this Section 9.2, to complete such purchase by the Buy-Sell Closing Date, then Party B shall have the right exercisable in its discretion either (A) to purchase all of Party A’s shares at a price equal to the product of 0.80 times the applicable purchase price in the Buy-Sell Offer, or (B) to pursue such other remedies, including a claim for breach of contract, as may be available under applicable law.  The parties acknowledge that damages may be difficult to estimate and agree that Party B shall be entitled to seek specific performance of its rights under this Section 9.2 and other equitable remedies.  In addition, Party A shall be deemed to have given to Party B an irrevocable proxy to vote all the shares of the Company that are the subject of such Buy-Sell Offer and to receive and retain all dividends or other distributions that may be made or declared with respect to such shares.

(j)
Completion of Buy-Sell.  Effective upon any purchase by one party of all the other party’s shares in the Company pursuant to a Buy-Sell Offer, this Agreement shall be terminated except for Section 13, which shall survive the termination, but unless otherwise specified in the WPH Supply Agreement or the Yarn Supply Agreement, such termination shall not affect the WPH Supply Agreement or the Yarn Supply Agreement.

9.3
Termination upon Default.  Either IDM or WPP and WPH (acting together) (the “Non-Defaulting Party”) will have the right to terminate this Agreement by notice (a “Default Notice”) to the other party (the “Defaulting Party”) upon the occurrence of an Event of Default with respect to the Defaulting Party.

(a)	“Event of Default” means, with respect to a party:

(i)	a material breach by the Defaulting Party of its obligations under this Agreement or any of the Related Agreements or other agreements between the Defaulting Party and Company;

(ii)
repudiation (without any breach existing by the other side) by the Defaulting Party of its obligations with respect to any performance not yet due: (A) under this Agreement or (B) under any Related Agreement;

(iii)	an Insolvency Event of the Defaulting Party;

(iv)
either party acting to consolidate or amalgamate with, or merge with or into, or transfer all or substantially all of its assets to, or reorganize, incorporate, reincorporate, or reconstitute into or as, another entity, or another entity undertaking to transfer all or substantially all of its assets to, or reorganize, incorporate, reincorporate, or reconstitute into or as, that party (collectively, a “Combination”) and after such Combination the resulting, surviving transferee or successor entity fails to assume all the obligations of that party under this Agreement or any Related Agreement to which it or its predecessor was a party by either operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(v)	making by the Defaulting Party of a materially incorrect or misleading representation or warranty under this Agreement or any Related Agreement;

provided that no event or occurrence described in paragraphs (i) or (v) above shall constitute an Event of Default if the effect of such event is cured within 30 days following receipt of written notice of such event or occurrence, or any longer period so long as the event or occurrence is curable and the Defaulting Party is proceeding diligently to cure such default as promptly as possible.

(b)	“Insolvency Event” with respect to a party means that such party:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)	institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights;

(v)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vi)
seeks or becomes subject to the appointment of an administrator, provisional manager, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, and in the case of an involuntary appointment, the order of appointment has not been set aside within sixty (60) days of such order;

(vii)
has a receiver appointed to take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets;

(viii)
causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or

(ix)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

9.4	Remedies upon Default. Upon the occurrence of an Event of Default, the Non-Defaulting Party will have the right to exercise any one or more of the following remedies:

(a)
The Non-Defaulting Party shall have the right to purchase from the Defaulting Party all of the shares of Company owned by the Defaulting Party (including any shares held by its assignees and any Directors’ Shares held by directors appointed by the Defaulting Party), at a price equal to

(i)	the product of 0.80 multiplied by the Ownership Percentage of the Defaulting Party, multiplied by

(ii)	the fair market value of the assets of Company after taking into account all of Company’s liabilities, as determined by an internationally recognized investment bank or other financial advisor.

(b)
The Non-Defaulting Party shall have the right to require the Defaulting Party to purchase all shares in Company held by the Non-Defaulting Party (including any shares held by its assignees and any Directors’ Shares held by directors appointed by the Non-Defaulting Party) at a price equal to

(i)	the Ownership Percentage of the Non-Defaulting Party, multiplied by

(ii)	the fair market value of the assets of Company after taking into account all of Company’s liabilities, as determined by an internationally recognized investment bank or other financial advisor.

(c)
The Non-Defaulting Party shall have the right to require the parties to bid against each other to purchase the outstanding shares in Company held by the other party (including any shares held by any assignees of a party and any Directors’ Shares held by directors appointed by such party), or if no such bids are received, to require Company to be wound up in accordance with the laws of Pakistan.

(d)	Subject to the limitations set forth in Section 9.8, the Non-Defaulting Party shall have the right to recover from the Defaulting Party damages arising from an Event of Default.

(e)
Any remedies of the parties set forth in this Agreement shall be in addition to and not in lieu of remedies provided pursuant to the terms of any Related Agreement, and neither party shall, by electing any remedy in this Agreement, be deemed to have waived any other or additional remedy under any Related Agreement.

9.5
Non-Defaulting Party Right to Cure.  Upon the occurrence of an Event of Default under Section 9.3(a), and the failure by the Defaulting Party to cure such Event of Default within thirty (30) days, the Non-Defaulting Party may, at any time prior to giving a Default Notice and to the extent it is able to do so, cure such Event of Default, and recover from the Defaulting Party the costs of such cure.

9.6
Board Deadlock.  If at any time WPP and IDM or their respective successors (the “Deadlocked Parties”) reach a Deadlock (as defined below), and the Deadlocked Parties fail to resolve the Deadlock within forty-five (45) days, then the following procedures will apply.

(a)
The Deadlocked Parties shall first submit the deadlocked issue to non-binding mediation by an internationally recognized business executive selected jointly by WPP and IDM, with at least ten (10) years experience in the international textile industry who is independent and has not been affiliated with WPP, WPH, IDM or any Affiliated Entities of any of them during the previous three (3) years.

(b)
If WPP and IDM fail to agree on a mediator within fifteen (15) days of  either party declaring that the Deadlock cannot be resolved by the parties, or if the Deadlock remains unresolved within thirty (30) days after the appointment of the mediator (the date of any such event being referred to as the “9.6(b) Date”), then either Deadlocked Party may declare the Deadlock irresolvable, in which case the Deadlocked Parties will implement the Buy-Sell Procedures with the effects specified in Section 9.2, provided that if the Buy-Sell procedures are implemented prior to the fifth anniversary of the Closing then

(i)
WPP shall not have the option provided in Section 9.2(a) to require IDM to specify the price, but shall itself be required to make a Buy-Sell Offer to which IDM shall be required to respond in accordance with Section 9.2(b), and

(ii)
the purchase price per share specified in such Buy-Sell Offer must not be less than an amount equal to an amount resulting from dividing (A) the value of all the Company’s assets as shown on the Company’s most recent regularly prepared balance sheet plus the amount of any outstanding irrevocable commitments of Company to purchase items of equipment which are not accounted for in the book value of Company’s assets, minus the value of all liabilities shown on such balance sheet, by (B) the total number of outstanding shares of the Company.

(c)	A “Deadlock” shall be deemed to have occurred if

(i)
at any two successive duly called meetings of the Board either or both, or any combination of, (A) or (B) occur: (A) a matter has been proposed by one party, has been brought to a vote, has received the support of at least two Directors nominated by the proposing party, and has failed to receive the vote of at least two Directors nominated by the other party, or (B) one or more Directors appointed by a party (or their alternates) fail to attend as a result of which the meeting lacks a quorum, and either WPP or IDM gives written notice to the other within 15 days after the date of the second such meeting declaring that a deadlock has been reached, or

(ii)
at any duly called meeting of the shareholders of Company either or both, or any combination of, (A) or (B) occur: (A) a matter has been proposed by one party, has been brought to a vote, has received the support of that party, and has failed to receive the vote of the other party, provided that for this purpose, the votes cast by a party, any Directors nominated by it, and any Affiliated Entity that holds any shares, shall be aggregated, or (B) any party fails to attend as a result of which the meeting lacks a quorum and either WPP or IDM gives written notice to the other within 15 days after the date of such meeting declaring that a deadlock has been reached.

9.7	Winding Up. If Company is required to be wound up then, unless otherwise agreed and subject to applicable Pakistan law,

(a)	all outstanding liabilities of Company will be paid in full or, if appropriate, covered by adequate reserves set aside for such payment,

(b)	all accrued and unpaid dividends or other distributions will be paid,

(c)
any remaining assets will (A) be distributed to WPP and IDM in accordance with their Ownership Percentages or (B) if such distribution is not practicable, will be sold at fair market value with the proceeds being distributed to WPP and IDM in accordance with their Ownership Percentages.

9.8
Exclusion of Consequential Damages.  Notwithstanding anything to the contrary contained herein, no party shall, under any circumstances, be liable to any other party for lost profits, consequential, incidental, special, punitive, or indirect damages arising out of or related to this Agreement or the transactions contemplated hereunder, even if the defaulting party has been apprised of the likelihood of such damages.

9.9
Termination of WPH Obligations.  Effective upon any transfer by WPP of its shares of stock in Company to any person other than an Affiliated Entity in accordance with the terms of this Agreement, the obligations of WPH to Company under this Agreement shall be terminated, except the obligations of WPH described in Section 2.3(c) and Sections 13, 14 and 15.7, which shall survive such termination.  The parties acknowledge and agree that the obligations of WPH subject to termination in accordance with this Section 9.9 shall include those obligations set forth in Sections 3.6(c) and 3.6(i) and Sections 8.2(a) and 8.2(b).

10.	Representations and Warranties.

10.1	Representations and Warranties of WPH and WPP. WPP and WPH each hereby represent and warrant to IDM, as of the date hereof, as follows:

(a)
Status.  Each of WPP and WPH is a corporation validly existing and in good standing under the laws of the State of Delaware, U.S.A.  Each of WPP and WPH has all necessary power to enter into this Agreement and the applicable Related Agreements.

(b)
Authorization, etc. The execution, delivery and performance by WPH and WPP of this Agreement has been authorized by all necessary action on the part of WPP, WPH and their respective shareholders, and does not and will not

(i)	violate the organizational documents of WPP, WPH or any applicable Pakistani law, or

(ii)
contravene, conflict with, or result in a default under any prior order or judgment of any court or other governmental authority or any agreement to which either WPP or WPH is currently a party or by which any of the assets of either are currently bound.

(c)
Governmental Consents, etc.  No governmental and other authorizations, approvals, consents, notices, and filings are required to have been obtained or submitted by WPP or WPH prior to the execution and delivery of this Agreement, or if any are required, they have been obtained and are in full force and effect.

(d)
Enforceability.  The obligations of WPP, WPH and any Affiliated Entities of either under this Agreement or any other agreement entered into by WPP, WPH or such Affiliated Entity in connection with this Agreement or the Project are and will be the legal, valid, and binding obligation of WPP, WPH  or such Affiliated Entity,  as the case may be, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally and subject as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding  in equity or at law.

(e)
Litigation.  There are no suits, proceedings, judgments, rulings or orders by or before any governmental authority, court or arbitrator or any pending or threatened action or proceeding affecting WPP, WPH or any of their respective Affiliated Entities before any governmental authority, court or arbitrator that could reasonably be expected to materially and adversely affect the ability of WPP or WPH to perform its obligations under this Agreement or any other agreement entered into by it in connection with this Agreement or the Project, or which purports to affect the legality, validity or enforceability of this Agreement or any other such agreement.

10.2	Representations and warranties of IDM. IDM hereby represents and warrants to WPH and WPP as follows:

(a)
Status.  IDM is a public limited company duly organized, validly existing and in good standing under the laws of Pakistan.  IDM has all necessary power to enter into this Agreement and the Related Agreements.

(b)	Authorization, etc. The execution, delivery and performance by IDM of this Agreement does not and will not

(i)	violate the organizational documents of IDM or any applicable Pakistani law, or

(ii)
contravene, conflict with, or result in a default under any prior order or judgment of any court or other governmental authority or any agreement to which IDM is currently a party or by which any of its assets are currently bound.

(c)
Governmental Consents, etc.  No governmental and other authorizations, approvals, consents, notices, and filings that are required to have been obtained or submitted by IDM prior to the execution and delivery of this Agreement or in connection with the sale of the Facility, or if any are required, they have been obtained and are in full force and effect.

(d)
Enforceability.  The obligations of IDM and any Affiliated Entity under this Agreement and any other agreement entered into by IDM or such entity in connection with this Agreement or the Project are and will be the legal, valid, and binding obligation of IDM or such Affiliated Entity, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally and subject as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding  in equity or at law.

(e)
Litigation.  There are no suits, proceedings, judgments, rulings or orders by or before any governmental authority, court or arbitrator or any pending or threatened action or proceeding affecting IDM or any of its Affiliated Entities before any governmental authority, court or arbitrator that could reasonably be expected to materially and adversely affect the ability of IDM to perform its obligations under this Agreement or any other agreement entered into by it in connection with this Agreement or the Project, or which purports to affect the legality, validity or enforceability of this Agreement or any other such Agreement.

(f)
Merger with YTM.  IDM and YTM have taken all steps necessary to merge YTM with and into IDM, and all of the properties, assets, liabilities, rights, powers, licenses, contracts and obligations of YTM, including the Facility, have vested in IDM pursuant to and in accordance with the order dated November 29, 2005, of the High Court of Sindh at Karachi, passed in Judicial Miscellaneous Application No. 8 of 2005.  All of such properties, assets, liabilities, rights, powers, licenses, contracts and obligations of YTM, including the Facility, have been, from the effective date of the merger (October 1, 2004) carried on for the account of IDM, and all of such properties, assets, liabilities, rights, powers, licenses, contracts and obligations now belong or accrue to or are obligations of or charges against IDM.

10.3
No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Agreement, neither WPH and WPP on one hand, nor IDM on the other hand is relying upon any statement, representation or warranty made by the other or any of the Affiliated Entities or agents of the other, or any of their respective officers or employees; provided, that nothing in this clause shall limit any liability arising from fraud or fraudulent misrepresentation.  Without limiting the preceding sentence, each party expressly acknowledges, represents and warrants to the other parties as follows:

(a)
The Project.  No representation or warranty is made by any party or any of its Affiliated Entities with respect to the possible revenues, profits or losses that may arise from the Project or any transaction contemplated by this Agreement or any Related Agreement.

(b)	Investment Risk.

(i)	The investments in Company and the Project contemplated by this Agreement involve a high degree of risk and are illiquid.

(ii)	Each party has a full understanding of the terms and risks of the Project and is capable of assuming those risks.

(c)
Information.  Representatives of each party have had an opportunity to ask questions and receive answers about the Project and to obtain additional information from the other parties for verification purposes.  Each party has retained and will retain legal and professional advisors of its choice and is not relying upon advice rendered by any advisors other than those employed or retained by it.

(d)	Relationship between the Parties; Non-Reliance. In entering into this Agreement and any Related Agreement and any transactions in connection with the Project, each party

(i)	is acting for its own account as a principal (and not as an advisor, agent, broker or in any other capacity, fiduciary or otherwise), and

(ii)
has made an independent decision to pursue the Project and to enter into this Agreement and the Related Agreements based on its own evaluation of the costs, risks and benefits of the Project and not in reliance upon any view expressed by the other parties to this Agreement or their Affiliated Entities.

11.
Guarantees.  Unless otherwise agreed by the parties, neither WPP, WPH, IDM nor any Affiliated Entity of any of them will be required to provide any guarantee either to the other parties or to any third party, with respect to the obligations of Company under any loan or credit agreement, lease, purchase or supply agreement or other agreement of any kind.

12.	Taxes.

12.1
General.  The parties will consult with each other and their respective tax advisors in order to ensure that Company is organized and operated in a manner that reduces the tax burden on it and its shareholders to the greatest extent compatible with the financial targets established by the Board and Company’s obligations under its contracts.

12.2
Disclaimer.  Notwithstanding the provisions of Section 12.1, no party is relying on any other party or any advisor of any other party in evaluating its tax liability and exposure with respect to any part of the transactions included in the Project.  No party makes any representation, warranty, covenant or guarantee of any kind to the other parties or to any Affiliated Entity of the other parties with respect to any tax outcome or tax treatment, including any filing, reporting, withholding or payment obligations that may apply to any part of the Project.

13.	Confidentiality and Intellectual Property.

13.1
Confidential Information.  For purposes of this Agreement, and subject to the special provisions in Section 13.3 below, “Confidential Information” means information provided by a party to this Agreement (the “Disclosing Party”) to the other party to this Agreement or to Company (the “Restricted Party”) in connection with the transactions and relationships contemplated by this Agreement and any Related Agreement, including but not limited to:

(a)
any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, products, planning information, marketing strategies, plans, finance operations, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Disclosing Party and its Affiliated Entities and services and products provided to or obtained from, the terms of related contracts with, and any other identifying information regarding, the customers, clients and suppliers of the Disclosing Party or its Affiliated Entities;

(b)
any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Disclosing Party a competitive advantage over its competitors;

(c)
all confidential or proprietary concepts, documentation, reports, data (including magnetic tapes), specifications, web sites, screen formats, computer software, source code, object code, flow charts, databases, inventions, systems, system security features, system enhancements, information, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

(d)
all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing;

(e)	any other information that the Disclosing Party treats as confidential information, whether provided by the Disclosing Party, an Affiliated Entity or any other third party; and

(f)	any information derived from any of the foregoing that is treated as confidential.

13.2
Nondisclosure.  Each party shall treat as confidential, and IDM and WPP shall together cause Company to treat as confidential, all Confidential Information of the other parties.  No party shall use such Confidential Information except as set forth herein, and no party shall disclose such Confidential Information to any third party.  Except to the extent provided in this Agreement, neither WPP, WPH nor IDM shall be entitled to access, use or disclose any Confidential Information of the other parties solely by virtue of the provision of such Confidential Information by the Disclosing Party to Company.

13.3
Special Provisions as to Certain Information.  During the course of the relationship contemplated by, and solely in order to permit Company to fulfill its obligations under, the WPH Supply Agreement, or pursuant to any technical assistance agreement that may be entered into by Company and any of the parties (a “Technical Assistance Agreement”),  the parties may provide Company with certain Confidential Information (the “Technical Information”).  All such Technical Information shall remain at all times the Confidential Information of the disclosing party.  In no event shall the other parties have any right to access, use or disclose the Technical Information.  IDM and WPP acknowledge and agree that they shall cause Company not to use such Technical Information except as set forth in the WPH Supply Agreement or any Technical Assistance Agreement and not to disclose the Technical Information to any other person.  Without limiting the foregoing, in no event shall any party or Company use the Technical Information under circumstances that could reasonably be expected to facilitate the ability of a person or entity other than the disclosing party or Company to manufacture or sell textile products.

13.4
Exceptions.  Notwithstanding any provisions to the contrary in this Section 13, no party shall have liability to the Disclosing Party with regard to any Confidential Information of the Disclosing Party that the Restricted Party can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the Restricted Party; (ii) was known to the Restricted Party, without restriction, at the time of disclosure by the Disclosing Party; (iii) was disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Restricted Party without any use of the Confidential Information; (v) became known to the Restricted Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement by the Restricted Party and otherwise not in violation of the Disclosing Party’s rights; (vi) was disclosed generally to third parties by the Disclosing Party without restrictions similar to those contained in this Agreement; or (vii) was disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that in any such event, the Restricted Party shall provide prompt notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.  For purposes of Section 13, any Confidential Information or Technical Information provided by either WPP or WPH shall be deemed also to have been disclosed by the other, so that WPP and WPH together shall be the disclosing party.

13.5
Return of Confidential Information.  Upon expiration or termination of the Project, WPP and WPH, on the one hand, and IDM, on the other, shall return or, at the request of the other, destroy, and IDM and WPP together shall cause Company to return or, if so required, destroy, all Confidential Information received from the other party.

13.6
Confidentiality of Agreement.  Each party shall be entitled to disclose the existence of this Agreement, but the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of such party; (iv) in confidence, to accountants, banks, and financing sources and their advisors; (v) in connection with the enforcement of this Agreement or rights under this Agreement; or (vi) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction.

13.7
Intellectual Property.  Each of WPP, WPH and IDM acknowledge that, during the Term of the Project, WPH or IDM may license or otherwise permit Company to use certain patents, trademarks, trade names, service marks, domain names, copyrights, designs, processes, formulae, methods, schematics, technology, invention, trade secrets, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, “Intellectual Property”) owned or licensed by such party (the “Owner”) in order to permit Company to perform its obligations under the Project Documents.  The parties acknowledge and agree, and IDM and WPP shall cause Company to acknowledge and agree, that except to the extent that (i) such Intellectual Property is expressly and specifically contributed in writing by the Owner thereof as part of an equity contribution to Company or (ii) such Intellectual Property is expressly and specifically sold to Company by the Owner thereof, neither Company or the non-Owner parties shall acquire any rights, express or implied, in the Intellectual Property other than those specified in Project Document pursuant to which such license or right to use was granted.  For the avoidance of doubt, in no event shall Company license or otherwise permit the non-Owner parties or any third party to use any such Intellectual Property to which it may be given access pursuant to the terms of the Project Documents.

13.8
Remedies.  Any breach of the restrictions contained in this Section 13 is a breach of this Agreement that may cause irreparable harm to the non-breaching party.  Any such breach shall entitle the non-breaching party to injunctive relief in addition to any other remedies available to it.

14.	Dispute Resolution.

14.1	Applicability of Arbitration Provisions; Selection of Arbitrators.

(a)
ICC Rules.  Except as provided in this Section 14, any dispute arising out of or in connection with this Agreement or the performance of the parties pursuant to this Agreement or any of the Related Agreements, which cannot be resolved after discussion among the parties as set forth herein, shall be submitted to binding arbitration in accordance with the rules of the International Chamber of Commerce (“ICC”), except as otherwise provided in this Agreement and except that

(i)	where this Agreement provides a specific remedy, the arbitrators’ authority shall be limited to enforcing such specific remedy; and

(ii)
to the extent any dispute represents a failure to agree on any action or decision that is within the scope of the authority of the Board or the shareholders of Company under this Agreement or any of the Related Agreements, such dispute shall not be subject to arbitration and instead shall be resolved in accordance with Section 9.6.

(b)
Initiation of Arbitration.  Prior to initiating arbitration under this Agreement, a party shall provide the other parties with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. Thereafter, representatives of the parties shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the parties have not agreed upon a resolution of the dispute within ninety (90) days after the date of the original notice provided under this subsection (b), or such other time period as the parties may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a party may provide written notice to the other parties declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of this Section 14.  Arbitration will be deemed to be initiated when an Impasse Notice, properly addressed and stamped, is deemed given pursuant to Section 15.3.

(c)
Selection of Arbitrators.  The party initiating arbitration shall nominate one arbitrator at the time it initiates arbitration, and the other party shall nominate one arbitrator within ten (10) calendar days of receiving the notice of arbitration, provided, that WPP and WPH shall be treated as a single party for purposes of this Section 14.1(c) and shall be entitled to nominate only one arbitrator.  A party’s nominee shall not be a representative or agent of such party.  Such nominee may but need not be an ICC panel member and, in any case, shall be independent of the parties and not have a financial interest in any of the parties or their Affiliated Entities or in the dispute.  Each nominee shall be competent and experienced in matters involving international business transactions and shall be reasonably believed by the nominating party to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to perform arbitral duties competently.  The two arbitrators shall appoint a third, neutral arbitrator who will act as chairman of the arbitration panel. The third, neutral arbitrator shall (i) be independent of the parties and not have a financial interest in any of the parties or their respective Affiliated Entities or in the dispute, (ii) be a practicing attorney with suitable experience with complex disputes, and (iii) be unaffiliated and without prior financial alliances with any party, any Affiliated Entity associated with a party or either of the other arbitrators.

(d)
Selection by ICC.  If the two arbitrators are unable to agree on a third arbitrator within thirty (30) calendar days after initiation of arbitration, then a third arbitrator shall be selected by the ICC in accordance with its rules, with due regard given to the selection criteria above and to input from the parties and other arbitrators.  ICC shall complete selection of the third arbitrator no later than sixty (60) calendar days after initiation of arbitration. Costs charged by ICC for this service shall be divided equally between IDM and WPP and WPH, taken together.

(e)
Selection by Court.  In the event ICC should fail to select the third arbitrator within sixty (60) calendar days after initiation of arbitration, then either IDM or WPH and WPP (acting together) may petition a court of competent jurisdiction in London, England, or such other location as the parties agree, to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the parties and other arbitrators.

(f)
Replacement.  If prior to the conclusion of the arbitration any arbitrator becomes incapacitated or otherwise unable to serve, a replacement arbitrator shall be appointed in the manner described above and applicable to the original arbitrator being replaced.

14.2
Discovery; Hearing. Discovery and other pre-hearing procedures shall be conducted as agreed by the parties, or if they cannot agree, as determined by a majority of the arbitrators.  Within fifteen (15) calendar days after completion of discovery, the party submitting the Impasse Notice initiating arbitration shall submit by overnight delivery to the other parties and the arbitrators a precise statement of the dispute, means of resolving the dispute, and the factual and/or legal support therefor.  Within ten (10) calendar days after receiving such statement, the other parties shall submit by overnight delivery to the first party and the arbitrators a precise statement of the alternative means of resolving the dispute and the factual and/or legal support therefor, provided, that for purposes of this Section 14.2, WPP and WPH shall be deemed to be acting together. The parties shall conduct a hearing no later than sixty (60) calendar days following selection of the third arbitrator, or thirty (30) calendar days after all pre-hearing discovery has been completed, whichever is later, at which the parties shall present such evidence and witnesses as they may choose.  Hearings shall be conducted in London, England, or such other location as the parties may agree.  All proceedings will be conducted in English, and any document submitted that is not in English will be accompanied by a certified English translation, prepared at the expense of the party submitting that document.

14.3
Decision.  The arbitrators shall consider the terms and conditions of this Agreement, and any relevant evidence and testimony, and shall render their decision within thirty (30) calendar days following conclusion of the hearing. The arbitrators’ decision will be limited to selecting one of the alternatives specified in the statements of the parties referred to in Section 14.2. The decision rendered by a majority of the arbitrators, made in writing, shall be final and binding upon the parties. Any such decision may be filed in a court of competent jurisdiction and may be enforced by any party as a final judgment in such court. The arbitrators shall have no authority to award special, exemplary, punitive, indirect or consequential damages.

14.4
Expenses.  The expenses of arbitration shall be divided equally between IDM, on the one hand, and WPP and WPH, on the other, except that IDM and WPP and WPH  shall pay the compensation and expenses of its nominated arbitrator, and its own counsel, witnesses and employees.  Any costs incurred by a party in seeking judicial enforcement of a decision rendered in writing by the arbitrators, or a majority of the arbitrators, shall be borne exclusively by the party against whom such court order is obtained.

15.           Miscellaneous.

15.1	Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

15.2
Assignment.  This Agreement shall not be assigned by any party without the prior written consent of the other parties, not to be unreasonably delayed or withheld, except in connection with a transfer of shares of Company in accordance with this Agreement.  Any purported assignment without required consent shall be void.

15.3	Notices And Other Communications.

(a)
Each notice, communication and delivery under this Agreement (i) shall be made in writing signed by the party making the same, (ii) shall specify the Section of this Agreement pursuant to which it is given, (iii) shall be given either in person or by facsimile, and (iv) if not given in person, shall be sent to the applicable parties at the address set forth below (or at such other address as any party may furnish to the other parties pursuant to this subsection) by international courier delivery service, delivery charges pre-paid.  Each party’s notice information is as follows:

WPH and WPP:  WestPoint Home, Inc.
507 West Tenth Street
P.O. Box 71
West Point, Georgia  31833
Attn:  Chief Operating Officer
Phone:  706-645-4322
Fax:      706-645-4300

With a copy to:   WestPoint Home, Inc.
507 West Tenth Street
P.O. Box 71
West Point, Georgia  31833
Attn:  General Counsel
Phone:  706-645-4115
Fax:      706-645-5396

IDM:                                   Indus Dyeing & Manufacturing Co., Ltd.
Suite #508, 5th Floor
Beaumont Plaza, Beaumont Raod
Civil Lines,Karachi
Pakistan
Attn:  Shahzad Ahmed
Phone:  92-21-569-3641
Fax:  92-21-569-3593

With a copy to:  Irfan Ahmed
174 Abu Bakar Block
New Garden Town, Lahore
Pakistan
Phone: 92-42-586-9004
Fax: 92-42-586-9003

(b)	Any party may modify any information specified in this Section 15.3 by giving written notice to the other parties.

(c)
All written communications made as provided in Section 15.3(a) shall be deemed given upon receipt by the parties to which it is addressed, which, in the case of facsimile, shall be deemed to occur by the close of the business day on which the same is transmitted in the place of receipt or such earlier time as is confirmed by the receiving parties.

15.4
Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable law or regulation or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent of this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law and regulation.

15.5
No Waiver.  No waiver by any party of any one or more defaults by the other parties in the performance of any of the provisions of this Agreement or any Related Agreement shall operate or be construed as a waiver of any other default, whether of a like kind or different nature.  No delay by a party in the enforcement of any of its rights under this Agreement shall be deemed a waiver of such rights.

15.6
Relationship between the Parties.  Nothing in this Agreement shall create or be deemed to create a partnership or joint venture between the parties and except to the extent expressly specified in this Agreement or any Related Agreement no party will or is entitled to act as agent for any other party.

15.7
Expenses.  Each of IDM, on the one hand, and WPP and WPH, on the other, will be responsible for the payment of all costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the Related Agreements and unless, and only to the extent, agreed by the parties, none of such costs or expenses will be borne by Company.

15.8
No Third Party Beneficiaries.  This Agreement confers no rights whatsoever upon any person other than WPP, WPH and IDM and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a party hereto.  Without limiting the foregoing, no such person will have any right to enforce any of the terms of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.9	Governing Law. The Project Documents will be governed by the laws of England and Wales except as specifically provided in such documents, without regard to principles of conflict of laws.

15.10	Certain Rules of Construction. The following rules of construction will apply throughout this Agreement and any Related Agreement.

(a)
Headings.  Any headings used in this Agreement or in any Related Agreement are for the purpose of convenience only and shall not affect the meaning or interpretation of the agreement or document in question.

(b)
Words of Inclusion.  The word “including” will not be construed to be a term of limitation, so that references to “included” matters or items will be regarded as illustrative and will not be interpreted as a limitation on, or an exclusive listing of, the matters or items referred to.

(c)	Singular and Plural Forms; Genders. Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

(d)	Parties. The word “parties” when used in this Agreement means WPP, WPH and IDM, collectively.

15.11	Counterparts. This Agreement may be executed by each party upon a separate copy, and in several counterparts, each of which will be deemed an original.

15.12
Obligation to Act.  Each of IDM and WPP shall each exercise all of its rights as a shareholder of the Company in a manner that gives effect to and is consistent with the provisions of this Agreement and the Related Agreements; provided that, unless otherwise agreed in its sole and absolute discretion, no party shall be obligated to provide any additional funds to Company following the Closing, whether in the form of a purchase of shares, capital contributions or loan.

15.13	Amendment. This Agreement may not be amended, modified or varied in any way except in a writing signed by each of the parties.

IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement, by their duly authorized officers or agents as of the day and year first above written.

WESTPOINT HOME, INC.

Witness:	By:
Name:	Name:
Address:	Title:

Witness:
Name:
Address:

WESTPOINT PAKISTAN, INC.

Witness:	By:
Name:	Name:
Address:	Title:

Witness:
Name:
Address:

INDUS DYEING & MANUFACTURING
CO., LIMITED

Witness:	By:
Name:	Name:
Address:	Title:

Witness:
Name:
Address: